            SECURITIES stocktickerAND EXCHANGE COMMISSION
           placeCityWashington, StateD.C. PostalCode20549

                        ____________________

                            SCHEDULE 13G
                           (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
 TO RULES 13d-1(b)(c), stocktickerAND (d) stocktickerAND AMENDMENTS
                            THERETO FILED
                      PURSUANT TO RULE 13d-2(b)
                         (Amendment No. 10)*

                          BARNES GROUP INC.
     ___________________________________________________________
                          (Name of Issuer)

                            COMMON STOCK
     ___________________________________________________________
                   (Title of Class of Securities)

                              067806109

                            (CUSIP Number)

                          December 31, 2006
     ___________________________________________________________
       (Date of Event Which Requires Filing of this Statement)

Check the  appropriate  box to designate  the Rule  pursuant to which this Schedule is filed:

                         [X] Rule 13d - 1(b)
                         [ ] Rule 13d - 1(c)
                         [ ] Rule 13d - 1(d)

*    The  remainder  of this  cover  page  shall be filled  out for a reporting  person's  initial  filing on this form with respect to the subject  class  of  securities,  and  for  any  subsequent  amendment containing  information which would alter  disclosures  provided in a prior cover page.

     The  information  required on the  remainder  of this page shall not be deemed to be  "filed"  for the  purpose  of  Section 18 of the
Securities  Exchange Act of 1934 ("Act") or otherwise  subject to the liabilities  of that  section  of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                   (Continued on following page(s)

-----------------                          --------------
CUSIP         No            13G            Page 2 of 15
067806109                                      Pages
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America Corporation
       56-0906609

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE  stocktickerBOX IF A MEMBER
       OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                      placeStateDelaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                              3,146,376*
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE        8,026,412*
                    POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                              8,026,412*
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                  15.38%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

*Note:  Includes  shares held in separately  managed  account ("SMA")
programs  over  which  unaffiliated   managers  exercise   investment
discretion  and voting  power and over which,  in certain  instances, the reporting  entity has  concluded  that it also could be deemed to have shared  investment  discretion and voting power for the purposes of this  report.  May also include  shares held in SMA programs  over
which  unaffiliated   managers  exercise  investment  discretion  and
voting power,  and over which the reporting  entity does not exercise shared investment discretion and voting power.

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       NB Holdings Corporation
       56-1857749

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF A
       GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                      placeStateDelaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                              3,146,376*
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE        8,026,412*
                    POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                              8,026,412*
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                  15.22%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

*Note:  Includes  shares held in separately  managed  account ("SMA")
programs  over  which  unaffiliated   managers  exercise   investment
discretion  and voting  power and over which,  in certain  instances, the reporting  entity has  concluded  that it also could be deemed to have shared  investment  discretion and voting power for the purposes of this  report.  May also include  shares held in SMA programs  over
which  unaffiliated   managers  exercise  investment  discretion  and
voting power,  and over which the reporting  entity does not exercise shared investment discretion and voting power.

---------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS
           (ENTITIES ONLY):

           Bank of placecountry-regionAmerica,  National
           Association                94-1687665

---------------------------------------------------------
---------------------------------------------------------
    2      CHECK  THE  APPROPRIATE  BOX IF A MEMBER OF A
           GROUP*
           (a) [ ]
                                               (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
    3      SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                        placecountry-regionUnited States
---------------------------------------------------------
---------------------------------------------------------
                                                 996,987
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                              2,065,661*
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                                 766,775
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE        7,160,677*
                    POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                              7,927,452*
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                  15.20%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      BK
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

*Note:  Includes  shares held in separately  managed  account ("SMA")
programs  over  which  unaffiliated   managers  exercise   investment
discretion  and voting  power and over which,  in certain  instances, the reporting  entity has  concluded  that it also could be deemed to have shared  investment  discretion and voting power for the purposes of this  report.  May also include  shares held in SMA programs  over
which  unaffiliated   managers  exercise  investment  discretion  and
voting power,  and over which the reporting  entity does not exercise shared investment discretion and voting power.

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Columbia Management Group, LLC
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                      placeStateDelaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                               2,047,229
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED      DISPOSITIVE    2,047,229
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                               2,047,229
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   3.92%
---------------------------------------------------------
---------------------------------------------------------
  12        TYPE OF REPORTING PERSON*

                                                      CO
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       placeCityColumbia Management Advisors, LLC
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                      placeStateDelaware
---------------------------------------------------------
---------------------------------------------------------
                                               2,047,229
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                               2,047,229
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED      DISPOSITIVE            0
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                               2,047,229
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   3.92%
---------------------------------------------------------
---------------------------------------------------------
  12        TYPE OF REPORTING PERSON*

                                                      CO
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Banc of America Securities Holdings Corporation
       56-2103478

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                      placeStateDelaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                                  83,728
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE            83,728
                    POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                                  83,728
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   0.16%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Banc of placecountry-regionAmerica Securities LLC
       56-2058405

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                      placeStateDelaware
---------------------------------------------------------
---------------------------------------------------------
                                                  83,728
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                                  83,728
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE                 0
                    POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                                  83,728
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   0.16%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      BD
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Banc of America Investment Advisors, Inc.
       56-2058405

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                      StateplaceDelaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                                 15,232*
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE           15,232*
                    POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                                 15,232*
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   0.03%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                                                      IA
---------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

*Note:  Includes  shares held in separately  managed  account ("SMA")
programs  over  which  unaffiliated   managers  exercise   investment
discretion  and voting  power and over which,  in certain  instances, the reporting  entity has  concluded  that it also could be deemed to have shared  investment  discretion and voting power for the purposes of this  report.  May also include  shares held in SMA programs  over
which  unaffiliated   managers  exercise  investment  discretion  and
voting power,  and over which the reporting  entity does not exercise shared investment discretion and voting power.

Item 1(a).    Name of Issuer:

         Barnes Group Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

         addressStreet123   Main   Street,    CityBristol,    StateCT
         PostalCode06010 - 0489

Item 2(a).    Name of Person Filing:

         Bank of America Corporation
         NB Holdings Corporation
         Bank of placecountry-regionAmerica, National Association
         Banc of America Securities Holdings Corporation
         Banc of placecountry-regionAmerica Securities LLC
         Columbia Management Group, LLC
         CityplaceColumbia Management Advisors, LLC
         Banc of America Investment Advisors, Inc.

Item 2(b).    Address  of  Principal  Business  Office  or,  if None,
Residence:

         Each  Reporting  Person  has its or his  principal  business office at  addressStreet100  North Tryon  Street,  Floor 25,
         Bank  of  America  Corporate   Center,   CityplaceCharlotte,
         StateNC  PostalCode28255.

Item 2(c).    Citizenship:

         Bank of America Corporation
         placeStateDelaware
         NB Holdings Corporation                  placeStateDelaware
         Bank of country-regionAmerica, National Association
         placecountry-regionUnited States
         Bank of America Securities Holdings Corporation
         placeStateDelaware
         Banc of country-regionAmerica Securities LLC
         placeStateDelaware
         Columbia Management Group, LLC           placeStateDelaware
         CityColumbia Management Advisors, LLC
         placeStateDelaware
         Banc of America Investment Advisors, Inc.
         placeStateDelaware

Item 2(d).    Title of Class of Securities:  Common Stock

Item 2(e).    CUSIP Number:  067806109

Item 3.  If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or
         13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)  [ ] Broker or dealer  registered  under  Section 15  of the Exchange Act.
         (b)  [  ]  Bank  as  defined  in   Section 3(a)(6)   of  the
         Exchange Act.
         (c)  [ ]  Insurance  company as defined in  Section 3(a)(19)
              of the Exchange Act.
         (d)  [ ] Investment  company  registered  under Section 8 of the Investment Company Act.
         (e)  [  ]  An   investment   adviser  in   accordance   with
         Rule 13d-1(b)(1)(ii)(E).
         (f)  [ ] An  employee  benefit  plan  or  endowment  fund in accordance with Rule 13d-1(b)(1)(ii)(F).
         (g)  [X] A parent  holding  company  or  control  person  in accordance with Rule 13d-1(b)(1)(ii)(G).
         (h)  [ ] A savings  association  as defined in  Section 3(b)
              of the Federal Deposit Insurance Act.
         (i)  [  ]  A  church   plan  that  is   excluded   from  the
              definition  of  an  investment  company  under  Section
              3(c)(14) of the Investment Company Act.
         (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c),  check this box.  [  ]

Item 4.       Ownership:

         With respect to the  beneficial  ownership of the  reporting person,  see Items 5 through  11 of the cover  pages to this
         Schedule 13G, which are incorporated herein by reference.

Item 5.       Ownership of Five Percent or Less of a Class:

         If this  statement is being filed to report the fact that as of the date  hereof  the  reporting  person has ceased to be the beneficial  owner of more than five percent of the class
         of securities, check the following  [    ].

Item 6.       Ownership  of More  than  Five  Percent  on  Behalf  of
Another Person:

         Not applicable.

Item 7.  Identification  and  Classification  of the Subsidiary which
         Acquired  the  Security  Being  Reported  on By  the  Parent
         Holding Company:

         With    respect    to    Subsidiary    Identification    and
         Classification,  see Items 5 through  11 of the cover  pages to this  Schedule  13G,  which  are  incorporated  herein by reference.

Item 8.       Identification  and  Classification  of  Members of the
Group:

         Not applicable.

Item 9.       Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         By signing below each of the undersigned  certifies that, to the best of such  undersigned's  knowledge  and belief,  the securities  referred to above were not  acquired and are not for the  purpose  of or  with  the  effect  of  changing  or influencing  the control of the issuer of the securities and were not acquired and are not held in connection  with or as a  participant  in any  transaction  having that  purpose or effect.

                                SIGNATURE

After reasonable  inquiry and to the best of my knowledge and belief,
I certify that the  information  set forth in this statement is true, complete and correct.

Dated:   February 7, 2006

Bank of America Corporation
NB Holdings Corporation
Bank of placecountry-regionAmerica, National Association

By:      /s/ Charles F. Bowman
     Charles F. Bowman
     Senior Vice President

Columbia Management Group, Inc.
Columbia Management Advisors, Inc.

By:      /s/ Keith Banks
     Keith Banks
     President

Banc of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     Robert Qutub
     President

Banc of placecountry-regionAmerica Securities LLC

By:      /s/ Richard E. Konefal
     Richard E. Konefal
     Senior Vice President

Banc of America Investment Advisors, Inc.

By:      /s/ Daniel S. McNamara
     David S. McNamara
     Senior Vice President

                                                         Exhibit 99.1
                  EXHIBIT 99.1 - JOINT FILING AGREEMENT

     The   undersigned   hereby  agree  that  they  are  filing  this
statement  jointly  pursuant  to  Rule  13d-1(k)(1).  Each of them is responsible  for  the  timely  filing  of such  Schedule  13G and any amendments  thereto,  and for the  completeness  and  accuracy of the information  concerning such person  contained  therein;  but none of
them  is  responsible  for  the   completeness  or  accuracy  of  the
information  concerning the other persons  making the filing,  unless such person knows or has reason to believe that such  information  is inaccurate.

     In  accordance  with  Rule  13d-1(k)(1)  promulgated  under  the
Securities  and Exchange  Act of 1934,  as amended,  the  undersigned hereby  agree to the joint  filing  with each other on behalf of each of them of to such a statement  on Schedule  13G with  respect to the common  stock of  Barnes  Group  Inc.  beneficially  owned by each of them.  This Joint  Filing  Agreement  shall be included as an exhibit to such Schedule 13G.

Dated:   February 7, 2007

Bank of America Corporation
NB Holdings Corporation
Bank of placecountry-regionAmerica, National Association

By:      /s/ Charles F. Bowman
     Charles F. Bowman
     Senior Vice President

Columbia Management Group, Inc.
Columbia Management Advisors, Inc.

By:      /s/ Keith Banks
     Keith Banks
     President

Banc of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     Robert Qutub
     President

Banc of placecountry-regionAmerica Securities LLC

By:      /s/ Richard E. Konefal
     Richard E. Konefal
     Senior Vice President

Banc of America Investment Advisors, Inc.

By:      /s/ Daniel S. McNamara
     David S. McNamara
     Senior Vice President